UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

February 9, 2006

WINN-DIXIE STORES, INC.

(Exact name of registrant as specified in its charter)

Florida	1-3657	59-0514290
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

5050 Edgewood Court, Jacksonville, Florida	32254-3699
(Address of principal executive offices)	(Zip Code)

(904) 783-5000

(Registrant’s telephone number, including area code)

Unchanged

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On February 9, 2006, Winn-Dixie Stores, Inc. (the “Company”) entered into a letter agreement with Peter L. Lynch, the Company’s President and Chief Executive Officer (the “Lynch Letter Agreement”) that sets forth the terms and conditions under which the Company would make a payment to Mr. Lynch in order to ensure his continued service to the Company at least through August 31, 2006.

The Lynch Letter Agreement provides for the payment to Mr. Lynch of a retention bonus in the amount of $1.15 million, net of taxes required to be withheld (the “Retention Bonus”). The Retention Bonus also is subject to forfeiture if his employment is terminated on or before August 31, 2006 either by the Company with Cause or by Mr. Lynch without Good Reason and other than for Disability (in each case, as defined in Mr. Lynch’s employment agreement, dated December 9, 2004 (the “Employment Agreement”)). In the event of forfeiture, Mr. Lynch has agreed to repay the Retention Bonus, without interest, as soon as practicable but in any event within five days after the date of termination of employment; however, any such repayment obligation lapses upon a Change in Control of the Company (as defined in the Employment Agreement).

The Company and Mr. Lynch intend that, except as otherwise required by law, the Retention Bonus will not be taken into account in determining the amount of Mr. Lynch’s other benefits from the Company. However, the Retention Bonus is not in lieu of any other payments or benefits to which Mr. Lynch might be or become entitled under the Employment Agreement.

A copy of the Lynch Letter Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits:

10.1	Letter Agreement, dated February 9, 2006, by and between Winn-Dixie Stores, Inc. and Peter L. Lynch.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 10, 2006	Winn-Dixie Stores, Inc.

	By:	/s/ Bennett L. Nussbaum
Bennett L. Nussbaum
Senior Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Letter Agreement, dated February 9, 2006, by and between Winn-Dixie Stores, Inc. and Peter L. Lynch.